EXHIBIT 9

                            OPINION OF EDWIN L. KERR

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January 12, 2001




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549



Re:      Phoenix Home Life Variable Accumulation Account
         Phoenix Home Life Mutual Insurance Company
         Pre-Effective Amendment No. 1 to Form N-4
         Registration Nos. 333-47862 and 811-03488



Dear Sirs:

As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity, Phoenix Income Edge ("contract"), which is the subject of the above-captioned registration statement on Form N-4.

In connection with this opinion, I have reviewed the contract, the registration statement, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the contract.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.

I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

Very truly yours,



/s/ Edwin L. Kerr
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Edwin L. Kerr, Counsel
Phoenix Home Life Mutual Insurance Company